Exhibit 99.1

[LOGO OF CALGON CARBON CORPORATION]	P.O. Box 717	Pittsburgh, PA 15230-0717 (412) 787-6700

From:	Gail A. Gerono

Vice President, Investor Relations

412 787-6795

■    NEWS RELEASE –

STANIK ELECTED TO CALGON CARBON BOARD OF DIRECTORS

PITTSBURGH, PA – October 21, 2003 – Calgon Carbon Corporation (NYSE: CCC) announced today that John S. Stanik (50), president and chief executive officer of Calgon Carbon, has been elected to its board of directors. Mr. Stanik will stand for election by the company’s shareholders in April.

Mr. Stanik has been president and chief executive officer of Calgon Carbon since April 2003. He joined the company in 1991 as director – engineered systems, and was subsequently promoted to positions of increasing responsibility, including vice president – manufacturing and senior vice president – manufacturing and technology. In 2002, he was named senior vice president – operations, Americas and Asia. In this position, he directed the company’s carbon, service, and engineered systems operations in the Americas and Asia.

Prior to joining Calgon Carbon, Mr. Stanik spent 16 years in the engineering and construction business, primarily in heavy metals and chemicals. Mr. Stanik earned a B.S. in Chemical Engineering from Carnegie Mellon University.

Commenting on the announcement, Thomas A. McConomy, chairman of Calgon Carbon’s board of directors, said, “During the past six months, the board has been very favorably impressed by John’s leadership of Calgon Carbon, his dedication to the company, and his vision for its future. It is appropriate that he formally join Calgon Carbon’s board.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 1,000 people at 14 operating facilities and 11 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

Contact: Gail Gerono, vice president, investor relations, 412 787-6795.